Exhibit 10.18

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

MANUFACTURING SERVICES AGREEMENT

by and between

STARRY, INC.

and

BENCHMARK ELECTRONICS, INC.

i

TABLE OF CONTENTS

1. TERM AND SCOPE	1
1.1 Term	1
1.2 Scope	1
1.3 Affiliates	1

2. AGREEMENT INTERPRETATION	1
2.1 Definitions	1
2.2 Order of Precedence	6
2.3 General	6

3. PRICES & ADJUSTMENTS	7
3.1 Prices	7
3.2 Exclusions from Price	8
3.3 Other Price Adjustments	8

4. PURCHASE ORDERS	9
4.1 Orders	9
4.2 Rolling Firm Order Horizon	9
4.3 Order Acceptance	9
4.4 Cancellation	9
4.5 Rescheduling	9

5. DELIVERY AND ACCEPTANCE	10
5.1 Delivery	10
5.2 Acceptance	10

6. INVOICING AND PAYMENT TERMS	10
6.1 Invoicing	10
6.2 Payment	10
6.3 Currency Exchange Rates	11
6.4 Credit Review	11

7. FORECASTS, AUTHORIZED PURCHASES & MATERIALS LIABILITY	11
7.1 Forecast	11
7.2 Authorized Purchases	11
7.3 Excess Components and Obsolete Components Inventory	11
7.4 Prepaid Inventory Option	12

8. CHANGES.	13
8.1 General	13
8.2 Non-ECO Changes	13
8.3 ECO Changes	13
8.4 Deviations	13
8.5 Waivers	13
8.6 Cost Reductions	14

9. QUALITY	14
9.1 Specifications	14
9.2 Content of Specifications	14

9.3 Quality of Components	14
9.4 Inspection of Facility	15
9.5 Root Cause Analysis	15

10. CUSTOMER FURNISHED ITEMS / SUBCONTRACTORS	15
10.1 Customer-Furnished Items	15
10.2 Care of Customer-Furnished Items	15
10.3 Components Sold by Customer to Benchmark	16
10.4 Initial Material Transfer	16
10.5 Consigned Material from Third Parties	16
10.6 Subcontractors	17

11. WARRANTY	17
11.1 Express Limited Warranty	17
11.2 RMA Procedure	17
11.3 Warranty Exclusions	18
11.4 No Representations or Other Warranties	18
11.5 DFx or Prototypes	18
11.6 Product Content Regulations	18
11.7 Product Recall and Epidemic Conditions	18

12. TERMINATION	19
12.1 Termination for Cause	19
12.2 Insolvency or Material Change	19
12.3 Asset Transfer at Termination	19

13. INDEMNITY	20
13.1 Benchmark Indemnity Obligations	20
13.2 Customer Indemnity Obligations	20
13.3 Infringement Mitigation	21
13.4 Indemnification Procedure	21
13.5 Exclusive Indemnity	21

14. LIMITATIONS	21
14.1 Remedies	21
14.2 Consequential and Other Damages	21
14.3 Cumulative Damages	22
14.4 Limitations Essential	22

15. CONFIDENTIALITY	22

16. INTELLECTUAL PROPERTY	22
16.1 Benchmark’s General Knowledge	22
16.2 Collaboration Intellectual Property	22
16.3 License	23
16.4 Trademarks	23
16.5 Software Deliverables	23

i

16.6 Manufacturing Process Data	23
16.7 Infringement	24

17. INSURANCE	24
17.1 Required Coverages	24
17.2 Policy Requirements	24
17.3 Waiver of Right of Recovery	25
17.4 No Release	25
17.5 Policy Copies	25

18. COMPLIANCE WITH LAWS	25
18.1 General	25
18.2 Import/Export	26
18.3 Product Content Regulation	26

19. MISCELLANEOUS	27
19.1 Freedom of Action	27
19.2 Independent Contractor	27
19.3 Customs and Trade Partnership Against Terrorism (C-TPAT)	27
19.4 Assignment and Delegation	27
19.5 Successors and Assigns	28
19.6 Force Majeure	28
19.7 Audit	28
19.8 Waiver	28
19.9 Severability	28
19.10 Survival	28
19.11 Language	28
19.12 No Third-Party Beneficiaries	28
19.13 No Solicitation	29
19.14 Notices	29
19.15 Dispute Resolution / Governing Law	29
19.16 Integration and Modification	30
19.17 Counterparts	30
19.18 Electronic Signatures	30

20. BUSINESS ETHICS AND COMPLIANCE	30
EXHIBIT “A” - STATEMENT OF WORK	1
EXHIBIT “B” - NONDISCLOSURE AGREEMENT	1
EXHIBIT “C” - DECLARATION ON BUSINESS ETHICS AND COMPLIANCE	1
EXHIBIT “D” - ENGINEERING SERVICES AGREEMENT TEMPLATE	1
EXHIBIT “E” - COST STRUCTURE	1

ii

MANUFACTURING SERVICES AGREEMENT

This MANUFACTURING SERVICES AGREEMENT (the “Agreement”) is effective as of March 01, 2020 (the “Effective Date”), by and between STARRY, INC., a Delaware corporation having its principal place of business at 38 Chauncy Street, Suite 200, Boston, MA 02111 (“Customer”) and BENCHMARK ELECTRONICS, INC., a Texas corporation with offices located at 56 South Rockford Drive, Tempe, Arizona 85281, on behalf of itself and its Affiliates (“Benchmark”).

Customer desires to engage Benchmark to perform certain manufacturing services as set forth in this Agreement. The Parties agree as follows:

1.	TERM AND SCOPE

1.1

Term. This Agreement is effective on the Effective Date and shall remain in effect for a period of [***] years. Thereafter, this Agreement will be extended automatically on each anniversary date for successive one (1) year periods, until one Party provides written notice of non-renewal at least one hundred eighty (180) days before the end of the then-current term or extension. Notwithstanding the foregoing, the term of this Agreement shall automatically extend to include the term of any Order accepted hereunder, except where this Agreement has been terminated for cause.

1.2

Scope. This Agreement covers only Benchmark’s provision of contract manufacturing services to Customer, Benchmark and Customer may complete an SOW for the purposes of this Agreement. The scope of this Agreement does not include engineering/design services and deliverables relative to any Product(s) (“Design Services”). Design Services, if any, provided by Benchmark to Customer shall be provided pursuant to a separate Engineering Services Agreement (“ESA”) executed by the Parties in substantially similar form as Exhibit D.

1.3

Affiliates. If Customer desires for Benchmark to provide manufacturing services to Customer’s Affiliate, or for a Benchmark Affiliate to provide manufacturing services to Customer and/or Customer’s Affiliate, the engagement of such manufacturing services shall be subject to the terms and conditions of this Agreement upon the execution by the contracting entities of an SOW incorporating, in whole or in part, the terms and conditions of this Agreement, and adding any additional terms or modifying any existing terms of the Agreement necessary to reflect the manufacturing and business requirements unique to the relationship between the contracting entities.

2.	AGREEMENT INTERPRETATION

2.1	Definitions.

“Acceptance Period” has the meaning assigned in Section 5.2.

“Affiliate” means, with respect to a Party, any entity or person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” or “controlled” means, direct or indirect, ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors in the case of a corporation or more than fifty percent (50%) of the equity interest in the case of any other type of legal entity; status as a general partner in any partnership; or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to cause the direction of the management or policies of a corporation or other entity. The Parties acknowledge that in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), such lower percentage will be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

“AML” means the approved manufacturer list.

“Assumptions” has the meaning assigned in Section 3.1(a).

“Authorized Purchase” has the meaning assigned in Section 7.2.

“AVL” means the approved vendor list.

“Background IP” means any Technology developed, conceived, obtained, licensed, or acquired by a Party prior to the Effective Date of this Agreement or that a Party develops, conceives, obtains, licenses, or acquires independently of this Agreement. For clarity, Background IP does not include any Foreground IP.

“Benchmark Indemnified Claims” has the meaning assigned in Section 13.1.

“Benchmark Indemnitees” has the meaning assigned in Section 13.2.

“BIS” has the meaning assigned in Section 18.1(c).

“BOM” means the relevant bill of materials.

“Claim” means demands, actions, causes of action, proceedings, lawsuits, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) of every kind brought by any person, corporation, governmental entity or other entity that are not a party to this Agreement.

“CMTS” has the meaning assigned in Section 10.4.

“Component” means any raw materials, parts, assemblies, or other constituent part listed in the Specifications, BOM, AML, AVL, or other written requirements for any Product.

“Confidential Information” shall mean information (in any form or media) provided by a Party (“Discloser”) to another Party (“Recipient”) regarding Discloser’s customers, prospective customers, methods of operation, engineering methods and processes, programs and databases, patents and designs, vendors and suppliers, prices, business methods and procedures, finances, management, or any other business information relating to Discloser that is marked “Confidential,” or if disclosed orally or otherwise in non-documented form, is identified as confidential at the time of initial disclosure, and is designated as confidential in a writing provided to Recipient within thirty (30) days after disclosure; provided, however, that Confidential Information does not include information that: (i) was known to Recipient prior to receipt from Discloser; (ii) is or becomes part of the public domain through no breach of this Agreement; (iii) is received from a third party without breach of any obligation of confidentiality; or (iv) is independently developed by Recipient without reference to Confidential Information.

“Cost Reduction” has the meaning assigned in Section 8.6(c),

“Cost Structure” has the meaning assigned in Section 3.1(b).

“Courts” has the meaning assigned in Section 19.15(b).

“Customer-Furnished Items” has the meaning assigned in Section 10.1.

“Customer Indemnitees” has the meaning assigned in Section 13.1.

“Delivered Cost” means Benchmark’s quoted cost of the Components together with any applicable VAT and/or in-process duties, plus a [***] markup on said costs for inbound freight, handling and reasonable restocking charges.

“Deviation” means a specific written authorization, granted prior to the manufacture of an item, to depart from a Specification’s particular performance or design requirement, drawing or other document for a specific number of Products or a specific period of time. A deviation differs from an engineering change in that an engineering change requires corresponding revision of Specifications of the affected item, whereas a deviation does not contemplate revision of the applicable Specifications.

“DFx” means any combination of DFC (design for component), DFM (design for manufacturability), DFT (design for testing) or DFQ (design for quality) services and related change proposals, if any, provided by Benchmark relative to any Product(s) in connection with this Agreement.

“Dispute” has the meaning assigned in Section 19.15(a).

“Dispute Period” has the meaning assigned in Section 7.3(b).

“E&O List” has the meaning assigned in Section 7.3(a).

“ECO” means a written engineering change order.

“Excess Components” means the individual Component inventory (limited to Authorized Purchases) that exceeds a six (6) month demand for such Component based upon Customer’s Order(s) and/or then-current Forecast.

“Export/lmport Laws” has the meaning assigned in Section 18.2(a).

“Forecast” has the meaning assigned in Section 7.1.

“Foreground IP” means any and all Intellectual Property Rights developed specifically for Customer on or after the Effective Date, and that is used exclusively in the manufacture, assembly, validation, integration, testing, service, or repair of a Product or Products. For the avoidance of doubt, Foreground IP does not include any Background IP or Benchmark’s general knowledge, know-how and ideas and those of its employees, contractors, affiliates, and/or vendors.

“Impacted Products” has the meaning assigned in Section 6.3.

“Indemnitee” has the meaning assigned in Section 13.4.

“Indemnitor” has the meaning assigned in Section 13.4.

“Initial Volume Production Date” has the meaning assigned in Section 3.3(a).

“Intellectual Property Infringement” means actual or alleged infringement or misappropriation of any Intellectual Property Rights.

“Intellectual Property Rights” means any and all industrial and other intellectual property rights worldwide arising under statutory law, common law or by contract and whether or not perfected, including without limitation: (a) trade dress, trademark, and service mark rights; (b) patents, patent applications and patent rights; (c) internet domain names, web addresses, web pages, website, and URLS; (d) rights associated with works of authorship, expressions, designs and design registrations, copyrights and copyrightable works, software and firmware, maskworks rights, mask work applications, mask work registrations, data, data files, and databases and other specifications and documentation; (e) rights relating to trade secrets and confidential information; and (f) all industrial and intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, including all registrations and applications therefor, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.

“Items” has the meaning assigned in Section 18.2(b).

“Local Currency” has the meaning assigned in Section 6.3.

“Long Lead-rime Components” means those Components with procurement lead times greater than ninety (90) days.

“MOQ” means that minimum order quantity of Components that certain suppliers may require generally or at certain price points.

“MRO” means maintenance, repair and operations supplies and consumables that are necessary for normal equipment maintenance and repair, and manufacturing operations but not typically included in the Specifications.

“NCNR” means Component purchases that are non-cancellable and/or non-returnable, whether designated as such at purchase or that become NCNR after purchase (including “broken” packages, open reels, or passage of time).

“Nonconforming Product” means a Product that does not conform to the Product warranty provided in Section 11.1(a).

“NRE Charges” means setup, tooling, ECO, or non-recurring engineering activities.

“Obsolete Components” shall mean the individual Component inventory (limited to Authorized Purchases) purchased by Benchmark or for which Benchmark has issued a non-cancelable purchase order and that is no longer required by Benchmark to manufacture Products within the subsequent one hundred and eighty (180) days based upon accepted Order(s) and/or the then-current Forecast (whether as a result of an ECO or any other reason whatsoever).

“OFAC” has the meaning assigned in Section 18.1(c).

“Party” or “Parties” shall refer in the singular to either Customer or Benchmark, and collectively to both.

“Passive Sourcing” shall include sending a letter to key Component suppliers advising them of their PCR responsibilities, then archiving any data/certification communications received and forwarding such information to Customer.

“PCBA” has the meaning ascribed in Section 11.1(f):

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, governmental authority or any other entity.

“Prepaid Inventory” has the meaning assigned in Section 7.4(a).

“Prepaid Inventory Balance” has the meaning assigned in Section 7.4(c).

“Prices” has the meaning assigned in Section 3.1(a).

“Product” means those finished good items specified in an SOW and/or a Product Quotation for volume production accepted by Customer.

“Product Content Regulation” or “PCR” refers to the following laws and/or regulations on content, packaging, or labeling of Products, Components or substances, and/or similar issues, including without limitation any implementing regulations and/or administrative rules applicable to any such PCR: (a) “RoHS”: (EU Directives 2011/65/EU on Restriction of Hazardous Substances Directive and 2015/863 amending Annex II to Directive 2011/65/EU); (b) “WEEE”: (EU Directive 2002/96/EC on Waste Electrical and Electronic Equipment); (c) “REACH”: (EC Regulation No 1907/2006 on Registration, Evaluation and Authorization of Chemicals); (d) any European Union Member State’s implementations of RoHS, WEEE and REACH; (e) “Conflict Minerals”: as defined in the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act § 1502(b) and any implementing legislation and rules thereof; (f) the People’s Republic of China (PRC) Management Methods for the Restriction of the Use of Hazardous Substances in Electrical and Electronic Products; and (g) any other PCR mutually agreed to by the Parties.

“Product Quotation” means Benchmark’s written proposal(s) from time to time Issued to Customer listing the Product and the new or revised pricing for each assembly of the Product, together with the Assumptions (as defined in Section 3.1) upon which the proposal relies.

“Purchase Order” or “Order” means a written or other mutually agreed upon signal obligating Benchmark to manufacture and ship Products according to the particulars of the signal or SOW that it pertains to, and for Customer to purchase such Products as agreed.

“Restricted Part List” has the meaning assigned in Section 18.1(c).

“RMA” means Return of Merchandise Authorization and the related procedure at Section 11.1.

“Specifications” means, drawings, SOW, BOM, AML, AVL or other Customer-provided documentation or data that sets forth the Components, design, technical aspects, configuration, labeling, manufacturing and deliverable details and/or requirements for a Product, or any of these that are approved in writing by Customer and clearly provided as Specifications to Benchmark.

“Statement of Work” or “SOW” means a document executed by the Parties in substantially similar form as Exhibit A that details the particulars for a specific product(s) or program(s) to be covered by this Agreement,

“Technology” means all know-how, information, ideas, inventions, modifications, prototypes, tools, other tangible embodiments, and works of authorship, including without limitation, specifications, drawings, software, databases, compilations, schematics, documentation, and presentations.

“Test Fabrication” shall mean services for the design and/or build of production test equipment relative to the Products provided under a separate SOW and owned by Customer upon Customer’s approval and/or release of the production test equipment for use in manufacturing.

“Trigger Period” has the meaning assigned in Section 6.3.

“Waiver” shall mean a written authorization to accept a configuration item or other designated items, which during production or after having been submitted for inspection, are found to depart from Specifications, but nevertheless are considered suitable “as is” or after rework by an approved method.

“Warranty Period” has the meaning assigned in Section 11.1(a).

“Workmanship” means Benchmark’s manufacturing processes performed in accordance with the Specifications and workmanship standards set forth therein; or in any case where the Specifications are silent with respect to particular workmanship standards, then for those details Workmanship means that Benchmark will manufacture in accordance with IPC-A-610 (current rev). Class 2.

2.2

Order of Precedence. All Orders, order acknowledgments and invoices issued pursuant to this Agreement are issued for the convenience of the Parties only and shall be subject to the provisions of this Agreement and the Exhibits hereto. When interpreting this Agreement, precedence shall be given to the respective parts in the following descending order:

(a)	this Agreement without exhibits;

(b)	Exhibits to this Agreement;

(c)	SOWs subject to this Agreement;

(d)	Product Quotations accepted by Customer;

(e)	those portions of accepted Order(s) concerning part numbers, quantity and delivery dates, excluding any other pre-printed or referenced terms and conditions; and

(f)	other documents incorporated by reference herein.

2.3	General.

(a) Section headings and subheadings used in this Agreement are for convenience only and do not affect the interpretation of this Agreement.

(b) Words of any gender include all genders and the plural shall include the singular and bodies corporate shall include unincorporated bodies and (in each case) vice versa.

(c) For the purpose of the construction and interpretation of this Agreement, the words “including,” “include,” “includes,” and “such as” are not terms of limitation, but rather will be deemed to be followed by the words “without limitation,” and the words “herein,” “hereof,” and “hereunder” will refer to this Agreement as a whole. References to “third party” or “third parties” do not mean either Party or any Affiliate of either Party. Except as otherwise expressly stated in this Agreement, whenever the term “day,” “month,” or “quarter” is used in this Agreement that term will mean a calendar day, a calendar month, and a calendar quarter, respectively. Whenever a Party’s approval or consent is required under this Agreement, the Party may grant or withhold its consent, or impose conditions on granting its consent, in its absolute discretion without any requirement to act reasonably, unless expressly stated otherwise.

(d) No provision of this Agreement will be construed adversely to a Party because that Party was responsible for the preparation of this Agreement or that provision. The provisions of this Agreement shall be construed and interpreted fairly and in good faith to both Parties without regard to which Party drafted the same.

(e) This Agreement is written in the English language. The meaning of the English text herein shall prevail over the meaning of any translation thereof.

3.	PRICES & ADJUSTMENTS

3.1	Prices.

(a) During the term of this Agreement, “Prices” or price models for relevant Products shall be set forth in a SOW and/or a Product Quotation accepted by Customer. Prices are in U.S. Dollars, are effective for the duration stated in the relevant SOW and/or accepted Product Quotation and are based upon: (i) the configuration set forth in the Specifications provided to Benchmark and referenced in the relevant SOW and/or accepted Product Quotation; and (ii) the projected annual volumes of Products to be sold to Customer, minimum Product order quantities, minimum ship quantities and other assumptions (“Assumptions”) set forth in the relevant SOW and/or accepted Product Quotation.

(b) Product Quotations shall incorporate (i) a fully-transparent costed BOM (down to Component level, incorporating manufacturer and manufacturer part number), (ii) a material overhead rate consistent with Exhibit E and Section 10.4 that is inclusive of, but is not limited to, acquisition costs, inbound freight, material handling and storage (iii) SMT, assembly and test labor cost (based on a defined hourly labor rate consistent with Exhibit E and the actual SMT time, assembly man-hours and test man-hours), and (iv) fixed percentage-based costs (as a percentage of Price) consistent with Exhibit E that account for, but are not limited to, indirect labor and manufacturing overhead, SG&A, 3nd profit. Subject to Section 19.7, Customer shall have the right to audit on mutually agreeable terms the components of the Product Quotation. Benchmark shall cooperate with reasonable requests of Customer for information regarding any component of the Product Quotation. The Parties shall use the defined cost structure and rates set forth on Exhibit E for the term of this Agreement (“Cost Structure”). The Cost Structure corresponding to the quoted annual revenue in Exhibit E will be applicable when the quarterly revenue run rates are within [***]. A quarterly revenue below [***] will trigger a pricing change to the lower annual revenue pricing model in the following quarter.

(c) To add a new Product to this Agreement, Benchmark shall issue a Product Quotation to Customer stating the new Product and the proposed Price for such Product, provided that such Product Quotation shall be in U.S. Dollars and shall be set at least thirty (30) days prior to commencement of volume production based on the cost structure outlined in Exhibit E. To indicate Customer’s acceptance of the Product Quotation, Customer shall: (i) provide Benchmark with written acceptance (by electronic mail or facsimile) of the Product Quotation; (ii) enter into an SOW incorporating the Product Quotation; or (iii) issue an Order or revise an open Order to reflect the new Product. All Product Quotations accepted by Customer shall be made a part of this Agreement as if set out herein in their entirety.

(d) Variable elements of the Cost Structure, consisting of the BOM cost and labor content (time, man-hours), will be subject to review by the Parties on a quarterly basis and at such other times as may be mutually agreed by the Parties at a review meeting to be arranged by the authorized representatives of the Parties. Any change to the Price of a Product will be based on changes to the variable elements of the Cost Structure and changes to revenue forecasts for future quarters affecting the applicable rates on Exhibit E, or other pricing Assumptions set forth in the relevant SOW and/or Product Quotation accepted by Customer with respect to a Product.

3.2	Exclusions from Price. Unless otherwise expressly set forth in a SOW and/or an accepted Product Quotation, Prices do not include:

(a) Outbound freight from a Benchmark site to Customer, export and/or import licensing of the Product, or payment of broker’s fees, duties, tariffs, or other similar charges; any such charges shall be separately stated and invoiced to Customer;

(b) taxes or charges (other than those based on net income of Benchmark) imposed by any taxing authority upon the manufacture, sale, shipment, storage, “value add,” or use of the Product which Benchmark is obligated to pay or collect; any such taxes or charges shall be separately stated and invoiced to Customer;

(c) the cost of compliance with any legislation that relates to the return of end-of-life Product from Customer to Benchmark for disposal; if Benchmark is required to comply with such legislation, Benchmark shall be compensated for reasonable costs incurred, chargeable on a monthly basis;

(d) NRE Charges, which shall be separately stated and invoiced; provided, however, that upon mutual agreement of the Parties Benchmark will amortize NRE Charges over a period of time to be mutually agreed upon by the Parties in writing; or

(e) expedited fees or premiums charged by suppliers of Components resulting from Customer’s schedule changes as permitted herein.

Prior to adding a new Product to this Agreement, the Parties shall mutually agree on the engineering development charges and other costs associated with new Product introduction, including but not limited to, manufacturing, process and quality engineering, program management, and test development. Any such charges and costs mutually agreed upon by the Parties will be billed to Customer as a NRE charge.

3.3	Other Price Adjustments.

(a) Initial Volume Production. In the event Customer reasonably determines it is unable to start initial volume production by the mutually-agreed initial date identified in the delivery schedule of the first production Purchase Order (“Initial Volume Production Date”), Customer will be responsible for the costs/charges associated with maintaining the minimum project support (including Customer project interface, managing Component availability, supply chain awareness) and any additional support requested, at a mutually agreed amount per month. The lead-time required to restart initial volume production will be as mutually agreed by the Parties, Benchmark shall maintain the production unit Price during the development phase or prior to initial volume production. Customer shall pay Benchmark for all reasonable expenses resulting from the request to delay the start of initial volume production until after the Initial Volume Production Date, including Customer pre-approved charges related to volume material purchases essential to maintain the then current negotiated unit price or to address end of life issues. Notwithstanding anything to the contrary in this Section 3.3(a), in no event shall Customer be responsible for any project support costs for project delays if a cross-functional team is already in place and fully supported by and on-going production of another Customer Product.

(b) Pricing Assumptions. Customer acknowledges that the Prices set forth in a SOW and/or an accepted Product Quotation are based on the Assumptions set forth in such SOW and/or accepted Product Quotation. If Benchmark experiences an increase or decrease in cost as a result of changes in the Assumptions, Benchmark may re-quote the Prices of the affected Products by submitting a Product Quotation with revised Prices to Customer subject to Customer’s acceptance in accordance with Section 3.1(d).

(c) Component Pricing. In the event Benchmark is unable to purchase Components at the standard costs set forth in the BOM (including where Customer furnishes Component prices to Benchmark or represents that Benchmark will be able to purchase the Components at such furnished prices) used by Benchmark to prepare a Product Quotation that is later accepted by Customer, Benchmark shall be permitted to process a PPV charge, subject to Customer approval in advance of purchase by Benchmark if there is a one-time materials cost adjustment, or process a buy up or buy down of the inventory during a quarterly pricing adjustment if there is an on-going materials cost adjustment.

4.	PURCHASE ORDERS

4.1

Orders. Customer will issue Orders at the mutually agreed upon lead-time for the specific Product(s). Each Order shall be in the form of a written or electronic communication and shall contain the following information: (i) a description of the Product by model number; (ii) the quantity of the Product; (iii) the shipment date; (iv) the destination location to which the Product is to be delivered; and (v) transportation instructions. Each Order shall provide an order number for billing purposes.

4.2

Rolling Firm Order Horizon. During the term of this Agreement, on a monthly basis Customer shall provide Benchmark with a [***] days firm Order(s) commitment subject to modifications permitted in Section 4.4 or 4.5.

4.3

Order Acceptance. Benchmark has the right to accept or reject an Order within five (5) business days after receiving the Order. If Benchmark does not accept or reject the Order within this period, the Order shall be deemed accepted by Benchmark provided that there is documentation evidencing Benchmark’s actual receipt of the Order from Customer. In the event Benchmark is unable to meet the shipment date set forth in an Order, or finds the Order to not conform to any of the requirements set forth in this Agreement or any relevant SOW, the Parties shall negotiate in good faith to resolve the disputed matter(s).

4.4

Cancellation. Customer may cancel Orders, in whole or in part, for Products with ship dates falling outside of the [***] period immediately following the date Benchmark receives the notice of cancellation from Customer. Customer will be responsible for all Excess Components and Obsolete Components, including non-cancellable materials on order, work in process and finished goods and/or goods in transit relating to the cancelled Order. Benchmark will use reasonable efforts to cancel any Components on order and use non-cancellable Components to fulfill other Customer orders requiring the same Components in an attempt to mitigate charges to Customer.

4.5

Rescheduling. Customer may reschedule Orders, in whole or in part, for Products with ship dates falling outside of the [***] period immediately following the date Benchmark receives the notice of rescheduling from Customer, as provided in Section 4.5(a).

(a) Schedule Push-Outs. Customer may reschedule Orders, in whole or in part, for Products with ship dates falling outside of the [***] period immediately following the date Benchmark receives the notice from Customer, as follows:

Days to shipment date

i)	[***]: Up to [***] of Order(s) can be rescheduled

ii)	[***]: Up to [***] of Order(s) can be rescheduled

iii)	No Order can be delayed more than [***] from its original shipment date.

(b) Schedule Pull-Ins. Customer may request that Benchmark ship Products in advance of the scheduled ship date. Benchmark will use reasonable efforts to accommodate such reschedule requests. Customer shall be responsible for material premiums and expedite costs to meet such upside rescheduling.

5.	DELIVERY AND ACCEPTANCE

5.1

Delivery. All Product shipments shall be “EXW Benchmark facility Incoterms® 2010.” Title to and risk of loss or damage to Products shall pass to Customer upon delivery as defined in the specified Incoterm. Benchmark shall mark, pack, package, and crate Products in accordance with the Specifications, Customer’s reasonable instructions and general industry standards. Customer shall be responsible for securing all export and/or import licenses, as required by applicable law, to export and/or import the Products.

5.2

Acceptance. Customer shall have the right to reject and return shipments of Products no later than [***] after Customer’s initial receipt of the Product (“Acceptance Period”), and rejection shall be based solely on whether the Product in the shipment complies with the Specification. Shipments not rejected within the Acceptance Period shall be deemed accepted. For all rejected and returned shipments, Benchmark will reimburse customer for all direct costs, expenses and charges for the return of any rejected Products, provided that such claim of return or rejection is made within the time period set forth in this Section 5.2. Customer shall obtain an RMA number from Benchmark and specify the reason(s) for each such rejection.

6.	INVOICING AND PAYMENT TERMS

6.1

Invoicing. Benchmark shall invoice Customer upon shipment of Products, or on a monthly basis with respect to NRE Charges, if applicable. Any objections to invoices must be presented within [***] after the invoice date.

6.2

Payment. Customer shall make all payments to Benchmark in U.S. Dollars via electronic funds transfer received by Benchmark no later than net [***] after the invoice date without set-off of any kind. Nevertheless, Customer may apply any Benchmark-issued credit memo against any outstanding Benchmark invoices to Customer. This payment term shall likewise apply to any invoices or other amounts owed from Benchmark to Customer. If any invoice remains unpaid after the due date thereof, Customer will be subject to a charge equal to the lesser of [***] or the highest rate allowed by law, and Benchmark may place a credit hold on Customer’s account for pending and future shipments.

6.3

Currency Exchange Rates. With regard to foreign currency exchange rate ratios between (i) the local currency of the country in which the relevant Benchmark facility incurs Component or other costs in connection with this Agreement (“Local Currency”) and (ii) the currency of the sales price (or payment price, if different from the sales price) with respect to Products incorporating such Components or with respect to which such other costs were incurred (“Impacted Products”), in March and September of each calendar year (each a “Re-set Date”) the Parties shall calculate an adjustment for Prices applicable to sales of Impacted Products during the six (6)-month period beginning on the immediately following April 1 or October 1, as applicable based on the immediately prior Re-set Date, which Price adjustment shall be calculated using the delta between the average Wall Street Journal closing rate during the six (6)-month period immediately preceding the applicable Re-set Date to the previously agreed exchange rate (the “Re-set Ratio”). Upon each adjustment, the Parties shall set a new mutually agreed base rate based upon the applicable Re-set Ratio.

6.4

Credit Review. Each Order constitutes Customer’s continuing representation and warranty that it is able to meet its obligations under the terms of this Agreement. If Benchmark reasonably determines that Customer’s financial condition or creditworthiness is inadequate or unsatisfactory, or Benchmark is unable to make a financial condition determination due to Customer’s failure to provide information as reasonably requested by Benchmark from time to time, in relation to Customer’s obligations under this Agreement, then Benchmark may, without liability or penalty: (i) require an appropriate financial guarantee as a continuing condition of doing business; and/or (ii) delay or withhold any further shipment of Products to Customer; and/or (iii) require Customer to pay for Products on a cash in advance or cash on delivery basis.

If Customer is or becomes privately held, then Benchmark may, from time to time, require Customer to provide financial statements accurately and fairly evidencing Customer’s financial condition, including without limitation annual audited financial statements, together with quarterly (within forty-five (45) days after the end of each fiscal quarters) balance sheets, income statements, and/or statement of cash flows.

7.	FORECASTS, AUTHORIZED PURCHASES & MATERIALS LIABILITY

7.1	Forecast.

(a) Initial Forecast Horizon. Upon the execution of this Agreement, Customer shall provide Benchmark with an initial forecast for Product requirements (in weekly buckets) for [***] (“Forecast”).

(b) Rolling Forecast Horizon. Each month, Customer shall provide a Forecast update sufficient to maintain the Forecast horizon described above.

7.2

Authorized Purchases. Customer authorizes Benchmark to make supply chain purchases and purchase commitments for Components as required to meet Product demand based upon: (i) the Order(s); (ii) the upcoming [***] Forecast; and (iii) Long Lead-Time Components at the required lead time and MOQas required to meet the then-current Forecast ((i)-(iii) collectively, “Authorized Purchases”). Customer shall be liable to Benchmark for all such Authorized Purchases.

7.3	Excess Components and Obsolete Components Inventory.

(a) Within [***] after the end of each calendar month, Benchmark shall provide Customer with a list of any Excess Components or Obsolete Components in its inventory and the Delivered Cost of such Components (the “E&O List”) for reconciliation between the Parties. Benchmark will make good faith efforts to mitigate Customer’s liability by attempting to return or sell Excess Components and Obsolete Components, and Customer shall be responsible for payment of all restocking fees and reimbursement of price variances from quoted standard cost incurred due to such mitigation efforts.

(b) Within [***] after receiving Benchmark’s E&O List (“Dispute Period”), Customer shall:

i)	advise Benchmark of any Component on the E&O List that it reasonably believes is not an Excess Component or Obsolete Component together with the reasons for such belief; and

ii)	issue an Order for all undisputed Obsolete Components and all undisputed Excess Components.

(c) Liability for any items appearing on the E&O List shall be deemed agreed to by Customer, unless Customer provides a written objection within the Dispute Period. The Parties will escalate any dispute regarding Excess Components or Obsolete Components for which no Order is issued pursuant to Section 7.3(b) to the Parties’ respective executive management level (General Manager or above) for prompt resolution within twenty (20) days after the end of the Dispute Period.

(d) The Parties may mutually agree to place undisputed Excess Components or Obsolete Components in consignment at Benchmark’s facility, subject to an inventory carrying charge of [***] of the total Delivered Cost of such Excess Components or Obsolete Components. Customer shall own all such consigned Components. Customer shall take actual delivery and possession of any consigned Excess Components or Obsolete Components that have been in Benchmark’s inventory for more than [***] without activity.

(e) For those undisputed Excess Components or Obsolete Components with demand beyond [***] that Customer and Benchmark agree will not be sold to Customer, Benchmark has the right to charge Customer an inventory carrying charge of [***] of the total Delivered Cost of Excess Components; provided, however, that Benchmark shall only carry such Components for [***] after the date they became Excess Components, at which point Customer shall issue an Order for any such Excess Components at the Delivered Cost.

7.4	Prepaid Inventory Option. For Excess Components that the Parties agree to handle according to the “Prepaid Inventory Option” described in this Section, the following provisions shall apply:

(a) “Prepaid Inventory” shall consist of the undisputed Excess Components on the then current E&O List provided by Benchmark to Customer that the Parties agree to handle according to the Prepaid Inventory Option and for which Benchmark has issued Customer an invoice according to paragraph (c) below. Customer waives any further dispute to Customer’s liability for such Excess Components added to Prepaid Inventory.

(b) Customer shall own the Prepaid Inventory upon issuance of an invoice according to paragraph (c) below.

(c) The “Prepaid Inventory Balance” means Benchmark’s total Delivered Cost for Prepaid Inventory. By the [***] day of each month, or such other interval as may be mutually agreed between the Parties, Customer shall issue an Order to Benchmark in the amount of the Prepaid Inventory Balance for those items the Parties agree to be handled under the Prepaid Inventory Option pursuant to paragraph (a) above. Benchmark shall invoice Customer for the amount of such Order, and Customer shall pay such invoice within the payment term specified in Section 6.2.

(d) Within [***] after the end of each month Benchmark shall provide to Customer a complete Prepaid Inventory reconciliation detailing the total Prepaid Inventory previously purchased by Customer and in Benchmark’s care custody or control.

(e) In the event of a decrease in the Prepaid Inventory for any reason, Benchmark shall issue a credit to Customer for Benchmark’s unburdened cost, in the amount of the decrease.

(f) Benchmark will hold Prepaid Inventory items for a maximum of [***] after the date that such Excess Component is added to Prepaid Inventory, at which time Prepaid Inventory items will be shipped or dispositioned, at Customer’s discretion. Customer will be responsible for approved and reasonable costs incurred by Benchmark for such shipment and/or disposal.

(g) Benchmark shall retain such Excess Components in its inventory for the duration of the Prepaid Inventory process. In the event that the Parties agree to terminate the Prepaid Inventory process or upon expiration or termination of this Agreement, the Parties shall complete a final Prepaid Inventory reconciliation as provided in paragraph (d) above to close the Prepaid Inventory process, at which time the Prepaid Inventory will be shipped and/or dispositioned at Customer’s discretion. Customer will be responsible for approved and reasonable costs incurred by Benchmark for such shipment and/or disposal.

8.	CHANGES.

8.1

General. Benchmark shall not make any change to the Specifications, form, fit or function of any Product without prior written Customer approval. Customer may, upon sufficient written notice to Benchmark, request changes within the general scope of this Agreement. Such changes may include, but are not limited to, changes in: (i) Specifications; (ii) methods of packaging and shipment; (iii) quantities of Product to be furnished; (iv) shipment date; and (v) Customer-Furnished Items.

8.2

Non-ECO Changes. For requested changes in shipment dates or quantities of Products to be furnished by Benchmark, Customer shall issue a revised Order to Benchmark which shall account for any increased or decreased costs for such change, and Benchmark shall accept or reject such revised Order in accordance with Section 4.3.

8.3

ECO Changes. All requested changes other than changes in shipment date or quantity of Products to be furnished shall be made by Customer via an ECO. If any proposed ECO causes either an increase or decrease in Benchmark’s cost or the time required to fulfill Orders following implementation of the ECO, the Parties shall mutually agree in writing upon the costs, impact on shipment dates for open Orders, inventory and any other item that may be impacted by the ECO prior to Benchmark’s implementation of such ECO. Benchmark will process [***] ECOs per month per assembly without non-recurring administrative cost; additional ECOs shall incur a mutually agreed processing charge, but in no event more than [***] each plus any change related impacts.

8.4

Deviations. The Parties shall discuss and document any proposed Deviations in writing, including any impacts to costs, delivery timing or other factors. A Deviation shall be deemed to be part of the Specifications for the Products manufactured and delivered as approved in the Deviation.

8.5	Waivers. Waivers of a departure from Specifications and the reasons therefore shall be documented in writing and approved by the Parties.

8.6

Cost Reductions. The Parties agree that competitive pressure necessitates a program of continuous improvement. The Parties intend to cooperate in good faith to implement a program to achieve Cost Reductions involving new technologies, Component cost reduction, productivity, quality and reliability improvements, and manufacturing process improvements (including cycle time and assembly costs). The Parties agree to work together to achieve a targeted [***] minimum annual Cost Reduction across all Products.

(a) The Parties shall conduct quarterly program reviews with specific emphasis on quality, delivery, and cost improvements. Benchmark cost savings realized as a result of implementing Cost Reductions shall be shared between the Parties as follows:

i) For Cost Reductions proposed solely by Customer (without any input from Benchmark), the Price of the affected Products shall be reduced by the entire amount of Benchmark’s cost savings due to the Cost Reduction proposal.

ii) For Cost Reductions proposed solely by Benchmark, such savings shall initially be shared equally between the Parties for a period of [***] and thereafter retained exclusively by Customer.

iii) For Cost Reductions proposed jointly by the Parties, such savings shall initially be shared equally between the Parties for a period of [***], and thereafter retained exclusively by Customer.

(b) The foregoing Cost Reductions will commence only after all open Orders have been closed and Benchmark consumes all Components on-hand, in work in process or contained in non-shipped Products; or alternatively at Customer’s option, Customer may issue an Order for the cost of such Component cost reduction buy down, in which case the Component Cost Reductions shall commence upon the issuance of the cost reduction buy down Order.

(c) “Cost Reduction” means lower Product purchase prices based on changes in Benchmark’s manufacturing processes, labor cost reductions, alternate Components or alternate Component supplier or as otherwise mutually agreed by the Parties.

9.	QUALITY

9.1

Specifications. Benchmark shall manufacture each Product in accordance with such Product’s Specifications, as may be modified by written ECOs in accordance with this Agreement. Neither Party shall make any change to the Specifications, to any Components described therein, or to the Products (including changes in form, fit, function, design, appearance or place of manufacture of the Products, or changes which would affect the reliability of any of the Products) unless such change is made in accordance with Section 8.

9.2

Content of Specifications. The Specifications for each Product shall include: (i) detailed electrical, mechanical, performance and appearance specifications for each assembly; (ii) the BOM; (iii) tooling specifications, along with a detailed description of the operation thereof; (iv) art work drawings; (v) Component specifications; (vi) AVL; and (vii) packaging requirements.

9.3

Quality of Components. Benchmark shall use in its manufacture of Products Components of a type, quality, and grade specified by Customer to the extent Customer chooses to so specify in the Specifications and shall purchase Components only from vendors appearing on Customer’s AVL. Customer’s AVL shall designate Customer-approved manufacturers of Components and Component parts, and in the case of an open AVL or deviation from Customer’s AVL or purchase from a non-franchised distributor, Customer shall review and approve in advance such manufacturers or non-franchised distributors on a case-by-case basis, including any specific date and/or lot code restrictive information. Benchmark will not use Components known by Benchmark to be counterfeit Components.

9.4

Inspection of Facility. Upon reasonable prior written notice, Customer may inspect the Products and Components held by Benchmark for Customer at Benchmark’s facilities during Benchmark’s regular business hours, provided that such inspection does not unduly interfere with Benchmark’s operations. Customer and its representatives shall: (i) comply with Benchmark security requirements and execute any requested confidentiality or nondisclosure agreement(s) before entering Benchmark’s premises; and (ii) observe all Benchmark safety, security and handling measures.

9.5

Root Cause Analysis. Benchmark and Customer shall cooperate to promptly determine the root cause of defects or failures. Benchmark’s Workmanship shall utilize best practices and industry standards, and Benchmark shall cooperate with Customer and suppliers to resolve or minimize any issues in Workmanship or identified root cause of defects or failures. If the Parties cannot agree on the root cause of defects or failures, the Parties shall retain an independent, mutually acceptable third party to determine the root cause. Customer shall be liable for the cost of all Components rendered unusable, excess, or obsolete by non-warrantable defects or failures, and Benchmark shall not be liable for any increased costs or other liabilities resulting from the same.

10.	CUSTOMER FURNISHED ITEMS / SUBCONTRACTORS

10.1

Customer-Furnished Items. Customer shall provide to Benchmark, or fund the acquisition by Benchmark of, software, firmware, equipment, tooling. Components owned by Customer, or documentation set forth in the Product Quotation accepted by Customer and/or in a writing signed by the Parties, necessary or advisable for Benchmark to complete its obligations in this Agreement (collectively the “Customer-Furnished Items”). The Customer-Furnished Items shall be fit for their intended purposes and shall be delivered to Benchmark in a timely manner. Documentation provided by Customer to Benchmark, including Specifications, shall be current and complete. Customer shall be responsible for schedule delays, reasonable inventory carrying charges and allocated equipment down time charges associated with the incompleteness, late delivery or non-delivery of the Customer-Furnished Items; except when the incompleteness, late delivery or non-delivery of the Customer-Furnished Items are not the resulting cause of Benchmark failing to timely acquire the Customer-Furnished Items for Customer.

10.2	Care of Customer-Furnished Items.

(a) All Customer-Furnished Items are and shall remain the property of Customer including any tooling, test equipment, or fixtures made or purchased by Benchmark at Customer’s cost and expense. Benchmark shall clearly identify all Customer-Furnished Items by a tag, where appropriate, and shall utilize such Customer-Furnished Items only for Customer. Benchmark shall not make or allow modifications to be made to the Customer-Furnished Items without Customer’s prior written consent.

(b) Benchmark shall be responsible for (i) reasonable diligence and care in the use and protection of any Customer-Furnished Items, ordinary wear and tear excepted, and (ii) routine maintenance and repairs to any Customer-Furnished Items.

(c) Customer shall be responsible for: (i) the costs of non-routine repairs to Customer-Furnished Items, except where due to Benchmark’s gross negligence; (ii) end of life replacements of Customer-Furnished Items; (iii) service warranties and/or third-party calibration to Customer-Furnished Items; and (iv) repair or replacement of failed or defective Customer-Furnished Items. If any Customer-Furnished Items are defective, Benchmark has the right to return such defective items to Customer at Customer’s sole expense, and Customer acknowledges that such return may impact the Product shipment date(s).

(d) Upon Customer’s written request, Benchmark shall return to Customer all Customer-Furnished Items at Customer’s sole expense. If such return inhibits or prevents Benchmark from performing aftermarket service or warranty obligations, then Benchmark shall be relieved of responsibility for such performance only to the extent that Benchmark is unable to repair or replace warranty returns without the specific use of such Customer-Furnished Items.

(e) All Tooling or Equipment charged to Customer will be passed through to Customer at [***].

10.3

Components Sold by Customer to Benchmark. Customer may sell Components to Benchmark from time to time at a quantity and price to be mutually agreed upon by the Parties. If there is a defect in any such Components or such Components have not been utilized in production within [***] of purchase from Customer, Benchmark has the right to return such Components to Customer, at Customer’s sole expense, for a full refund of the purchase price paid by Benchmark for such Components; and, in the event of a defect in such Components, Customer acknowledges that such return may impact the Product shipment date. With regard to any such Components purchased from Customer, Customer warrants that the Components are: (i) free of defects in materials and workmanship; (ii) ready for use without inspection, except as may be specifically provided in the document detailing such purchase; and (iii) not counterfeit. Notwithstanding anything to the contrary, the preceding warranty does not apply to Components sold by Customer to Benchmark for purposes of supporting initial production for any given Product.

10.4

Initial Material Transfer. If the Parties mutually agree to add new Products to this Agreement, Benchmark agrees to purchase any materials required for the build of such Products from Customer’s material transfer stock (“CMTS”) first and then, only if not available from CMTS, from third-party vendors or distributors on Customer’s AVL. Benchmark shall pay for [***] of the total cost of material from CMTS upon start of production and then purchase additional material from CMTS as needed on a monthly basis thereafter. The material overhead charge for the [***] of production of such Products shall be [***]. If the CMTS inventory is expected to last beyond [***] after the start of production, then Benchmark and Customer will work to define a one-time discount for a fixed number of units that equates to Customer recovering the “Material Overhead” discount for CMTS (which shall be the difference between the Material Overhead rate in effect per Exhibit E and [***] for CMTS). CMTS purchased by Benchmark will be stored at Benchmark’s production facility and inventoried and labeled in accordance with Benchmark’s standard process at no additional cost to Customer. No inventory carrying cost will apply to CMTS purchased by Benchmark.

10.5

Consigned Material from Third Parties. At its discretion, Customer may consign to Benchmark Components from other third-party manufacturers. Benchmark agrees to work directly with these third-party manufacturers, as Customer may so direct, to manage orders and deliveries as needed by Benchmark to complete Orders. Customer shall be directly responsible for payment to these third-party manufacturers, including for shipping costs. Customer shall take actual delivery and possession of any such consigned material that are Excess Components and/or Obsolete Components that have been in Benchmark’s inventory for [***] without activity, subject to Section 7. Benchmark is not responsible for any warranties on consigned materials; however, Benchmark shall manage any quality issues and their resolution directly with the third-party manufacturer,

10.6	Subcontractors. Benchmark reserves the right to qualify all Customer-approved or Customer-directed subcontractors to ensure compliance with Benchmark’s minimum quality and creditworthiness standards.

11.	WARRANTY

11.1	Express Limited Warranty. This Section 11.1 sets forth Benchmark’s sole and exclusive warranty and Customer’s sole and exclusive remedy with respect to Benchmark’s breach of such warranty.

(a) Manufacturing Services. For a period of [***] from the date of shipment of a Product to Customer, subject to extension as provided in Section 11.2 (“Warranty Period”), Benchmark warrants that (i) at shipment to Customer the Product shall conform to the applicable Specifications; and (ii) all Workmanship related to such Product shall be free from defects.

(b) Compliance with PCR. Benchmark warrants that its manufacturing processes for the Products will comply with all PCR identified in the Specifications.

(c) Free from Infringement. Benchmark represents and warrants that the Products, including the manufacture of the Products, will not give rise to, nor be subject to any claim or liability of any third party for Intellectual Property Infringement arising solely as a result of, or relating to the use of, Background IP of Benchmark.

(d) Test Fabrication Warranty. Benchmark warrants that any Test Fabrication provided will be performed in a professional and workmanlike manner and in accordance with any applicable SOW, specification, or documentation for a period of [***] following acceptance. If Test Fabrication fails to conform to this warranty, Benchmark shall, at its expense and as its sole liability and Customer’s exclusive remedy, re-perform such nonconforming Test Fabrication. Any Test Fabrication provided will be done at Customer’s cost and expense, but without markup by Benchmark.

(e) Limited Remedies. Benchmark shall, at its option and at its expense, repair, replace or issue a credit of the Price for Nonconforming Products returned to Benchmark during the Warranty Period pursuant to the RMA Procedure below.

(f) No Component Warranties by Benchmark. Benchmark will pass on, transfer and/or assign to Customer all Component manufacturer warranties to the extent possible, but Benchmark does not independently warrant any Components. In the event of any defective Component on a printed circuit board assembly (“PCBA”), Benchmark will bear the cost of PCBA repair and/or rework to repair/or replace the defective component on the PCBA.

11.2

RMA Procedure. The Parties shall agree in advance on all Products to be returned for repair or replacement although such agreement shall not mean that such return cannot be found to be invalid or “no defect found” as further described below. Prior to any return shipment of Product to Benchmark, Customer will request from Benchmark an RMA number for such Product. The relevant RMA number will be displayed on the shipping container as well as on the packing slip or attached to the returned Product. All returns shall state the specific reason for such return and will be processed in accordance with Benchmark’s RMA Procedure, Benchmark shall pay all transportation costs for Nonconforming Product returns to Benchmark and for repaired or replacement Product shipment to Customer, and Benchmark shall bear all risk of loss or damage to such Product while in transit. Notwithstanding the foregoing, in the event that any Product returned to Benchmark by Customer is found to be a “no defect found” return, Customer shall reimburse Benchmark for any transportation costs plus a reasonable handling charge in proportion to the “no defect found” Product (for example, if two (2) units out of a twenty-five (25) unit RMA shipment are dispositioned as “no defect found” then Customer would be responsible for eight percent (8%) of the incurred transportation costs as well as the transportation cost to return the two (2) units back to Customer, should Customer so elect). The warranty for any replacement or repaired Nonconforming Product shall be extended by (a) the time period(s) during which the Products have been out of operation due to a breach of such warranty or (b) the time period(s) during which the Products were delayed from being utilized by Customer as a result of a defect to which such warranty applied.

11.3

Warranty Exclusions. Notwithstanding anything else in this Agreement, Benchmark’s warranty in Section. 11.1 does not apply to, and Benchmark makes no representations or warranties whatsoever with respect to: (i) defects or failures resulting from Product design or the Specifications (or any deviations from the Specifications approved by Customer in writing); (ii) Product that has been damaged, altered, repaired, modified or misused after delivery to Customer; (iii) test units provided under this Agreement; (iv) defects resulting from tooling, designs, or written instructions produced or supplied by Customer; (v) Products without specified functional tests to allow adequate failure diagnosis; or (vi) Products found to be non-operable which have passed all Customer-specified tests prior to shipment, yet for reasons other than a defect in Workmanship failed some functionality or performance criteria in the field.

11.4

No Representations or Other Warranties. EXCEPT AS PROVIDED IN THIS SECTION 11, BENCHMARK MAKES NO REPRESENTATIONS OR WARRANTIES OR CONDITIONS ON THE PERFORMANCE OF THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR ANY OTHER PROVISIONS OF THIS AGREEMENT OR COMMUNICATIONS WITH CUSTOMER, AND SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE OR USE, AND NON-INFRINGEMENT.

Customer will not pass through to end users or other third parties the warranties made by Benchmark under this Agreement. Furthermore, Customer will not make any representations to end users or other third parties on behalf of Benchmark, and Customer will expressly indicate that the end users and third parties must look solely to Customer in connection with any problems, warranty claims or other matters concerning the Product.

11.5

DFx or Prototypes. Any DFx or prototypes are provided “AS IS,” with no warranty whatsoever. Benchmark may provide DFx services to Customer related to Products manufactured under this Agreement, or in connection with quoting new manufacturing opportunities. Customer is responsible for any changes it elects to incorporate into its design, including any DFx.

11.6

Product Content Regulations. Only where the Specifications require manufacturing processes meet certain PCR, Benchmark’s warranty excludes defects or failures resulting from: (a) “tin whiskers” or other similar phenomena; or (b) manufacturing process phenomena that are; (i) unknown to the industry; (ii) of limited knowledge base within the industry, such that reasonably informed engineers would not have knowledge of such, or where no sovereign remedy or cure is known to the industry, and Benchmark has followed all reasonably well known prevention and mitigation steps; or (iii) result from Customer specified or stipulated manufacturing methods.

11.7

Product Recall and Epidemic Conditions. Customer reserves the right to initiate a voluntary recall of any of the Products supplied by Benchmark; (a) at any time prior to the expiration of the applicable Warranty Period, provided, however, any such recall will be limited to circumstances when actual Product failures or a representative statistical sample shows that ten percent (10%) or more of the same or similar Products of a defined subset of production (e.g., manufacturing lot, production run, material lot) or of Product produced over a defined period of time, exhibit a common defect; and (b) at any time in the event that Customer determines in good faith that (i) any of the Products present a safety hazard, whether or not the Products are Nonconforming Product, or (ii) there has been a breach of Benchmark’s compliance with applicable laws governing Product manufacture impacting Product safety in the country in which Benchmark manufactures and sells the Products. To the extent that such recall is due to Nonconforming Products, Benchmark will repair, replace or issue a credit for such Nonconforming Product, and further reimburse Customer for all reasonable out of pocket costs, fees and expenses associated with the recall and/or replacement of any Products subject to recall, limited, however, and subject to Section 14.2, to no greater than [***]. The total amount to be compensated by Benchmark to Customer will be determined by mutual agreement, based on the proportion of Benchmark’s responsibility for the recall. The Parties agree to meet promptly after initiation of the recall to make such determination and further agree that if a resolution is not reached within [***], each Party will appoint a senior executive to meet and discuss the resolution in good faith. In the event the Parties are unable to reach an agreement within [***], the Parties agree to arbitrate the dispute. Benchmark is not responsible for any recall initiated by Customer solely as a result of Products made prior to any change in applicable law which change causes the Parties to fall out of compliance with the newly applicable federal or local laws, rules or regulations.

12.	TERMINATION

12.1

Termination for Cause. Either Party may terminate this Agreement for cause if the other Party materially breaches this Agreement and such breach is not cured within forty-five (45) days after the breaching Party is notified in writing of the breach. For payment-related breaches. Benchmark has the right to suspend performance immediately following notice of breach to Customer due to payment-related breaches.

12.2

Insolvency or Material Change. This Agreement shall automatically terminate without notice or opportunity to cure if either Party; (a) makes a general assignment for the benefit of its creditors or a proposal or arrangement under the bankruptcy laws or similar legislation of the United States; (b) has a petition is filed against it under such legislation which is not dismissed in such Party’s favor within sixty (60) days; (c) is declared or adjudicated bankrupt; (d) has a liquidator, trustee in bankruptcy, custodian, receiver, manager, receiver-manager, or any other officer with similar powers shall be appointed for it or its business or assets; (e) commits an act of bankruptcy, proposes a compromise or arrangement, or institutes proceedings to be adjudged bankrupt or insolvent, or consents to the institution of such appointment or proceedings; or (f) admits in writing an inability to pay debts generally as they become due.

12.3	Asset Transfer at Termination.

(a) Upon the expiration or termination of this Agreement (in whole or in part) and/or an Order, for any reason, Customer shall be responsible for:

i) the Price for all finished goods held by Benchmark at the time of expiration or termination;

ii) Benchmark’s incurred costs for all work in process (including burdened labor, materials, any applicable VAT and a mark-up for recovery of handling costs incurred [***] of the value of the work in process (no other markups shall apply)), provided, however, that in lieu of paying such incurred cost to Benchmark, Customer may pay Benchmark the Price for such Products, provided further that Benchmark completes the manufacture of such Products and delivers them to Customer as set forth in the applicable Order for such Products or as otherwise agreed by the Parties;

iii) Benchmark’s Delivered Cost for all Authorized Purchases provided those Authorized Purchases have been delivered to and/or paid for by Benchmark (including non-cancellable orders). Upon Customer’s payment to Benchmark, title to such Authorized Purchases will transfer to Customer (after Benchmark has made good faith efforts to mitigate Customer’s liability under this clause by first attempting to return or sell remaining Components); and

iv) any vendor cancellation and restocking charges, including Benchmark’s cost for NCNR Components on open orders with suppliers where the Components have not yet been shipped to Benchmark.

Benchmark shall invoice Customer for the foregoing as soon as practicable after the effective date of expiration or termination, and Customer shall pay Benchmark within the payment term specified in Section 6.2.

(b) At any time during the term of this Agreement, and no later than thirty (30) days following the expiration or termination of this Agreement, Benchmark shall, upon request of Customer, return to Customer all tooling, equipment and assets of Customer held by Benchmark and authorize the transfer to Customer of all tooling, equipment and assets of Customer held by Benchmark vendors or subcontractors. If not already paid for and owned by Customer, the purchase price for such tooling, equipment and assets will be at [***]. Customer will be responsible for all shipping costs incurred to return such assets to Customer.

(c) Upon payment in full of the charges and the performance of a Party’s obligations set forth in this Section 12.3, including without limitation the payment in full of any charges and expenses provided herein, such Party shall not incur any additional liability by reason of the expiration or termination of this Agreement, and the other Party shall have been deemed to release the first Party from any claims of any nature (including damages sustained on account of loss of prospective profits, or on investments, contracts, leases or other commitments) resulting from or arising out of such expiration or termination.

13.	INDEMNITY

13.1

Benchmark Indemnity Obligations. Benchmark shall indemnify, defend, and hold harmless Customer and Customer’s Affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the “Customer Indemnitees”) from any Claim (each a “Benchmark Indemnified Claim”) asserted against Customer Indemnitees based upon:

(a) personal injury (including death) or property damage to the extent any of the foregoing is proximately caused by Benchmark’s manufacturing processes, or the grossly negligent or willful acts of Benchmark or its officers, employees, subcontractors or agents; or

(b) Intellectual Property Infringement arising from or in connection with Benchmark’s manufacturing processes or Benchmark Background IP.

13.2

Customer Indemnity Obligations. Customer shall indemnify, defend, and hold harmless Benchmark and Benchmark’s Affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the “Benchmark Indemnitees”) from any Claim asserted against Benchmark Indemnitees based upon:

(a) personal injury (including death) or property damage to the extent any of the foregoing is proximately caused by a Customer-Furnished Item, the Specifications, a Product defective in design or marketing or the grossly negligent or willful acts of Customer or its officers, employees, subcontractors or agents; or

(b) Intellectual Property Infringement arising from or in connection with the Products, Specifications and/or Customer-Furnished Items (excluding any portion of any Claims arising from or in connection with Benchmark’s manufacturing processes or Benchmark’s Background IP).

13.3

Infringement Mitigation. In addition to Benchmark’s indemnity obligation to Customer, if use of the Product is enjoined based on a claim of Intellectual Property Infringement solely due to Benchmark’s manufacturing processes or Benchmark Background IP, Benchmark will, at its sole expense and option and as Customer’s sole and exclusive remedy for such injunctions (but, for the avoidance of doubt, not limiting any recovery for Benchmark Indemnified Claims): (i) procure the right for Customer Indemnitees to continue using the Product; or (ii) refund to Customer a pro rata amount for any payments made by Customer for the affected Product. In the event Benchmark is unable, despite its best efforts, to avail itself of the options set forth in (i), Benchmark shall have the right, in furtherance of its obligation to mitigate and/or prevent further damages, to suspend manufacturing and its performance hereunder, solely as it relates to the item. Component and/or Product which is the subject of the Claim until such Claim is settled or otherwise resolved.

13.4

Indemnification Procedure. A Party entitled to indemnification pursuant to this Section (the “Indemnitee”) shall promptly notify the other Party from whom indemnity is sought (the “Indemnitor”) in writing of any Claims covered by this indemnity. Promptly after receipt of such notice, the Indemnitor shall assume the defense of such Claim with counsel reasonably satisfactory to the Indemnitee. If the Indemnitor fails, within a reasonable time after receipt of such notice, to assume the defense with counsel reasonably satisfactory to the Indemnitee or, if in the reasonable judgment of the Indemnitee, a direct or indirect conflict of interest exists between the Parties with respect to the Claim, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such Claim for the account and at the expense of the Indemnitor. Notwithstanding the foregoing, if the Indemnitee in its sole judgment so elects, the Indemnitee may also participate in the defense of such action by employing counsel at its expense, without waiving the Indemnitor’s obligation to indemnify and defend. The Indemnitor shall not compromise any Claim or consent to the entry of any judgment without an unconditional release of all liability of the Indemnitee to each claimant or plaintiff.

13.5

Exclusive Indemnity. Each Party’s rights and obligations under this Section 13 is expressly in lieu of any other form of indemnity that may be available under the Uniform Commercial Code or the United Nations Convention on Contracts for the International Sale of Goods.

14.	LIMITATIONS

14.1	Remedies. To the extent allowable under law, the remedies expressly conferred on a Party herein are not cumulative with and are exclusive of other inconsistent remedies available at law or in equity.

14.2

Consequential and Other Damages. Benchmark and Customer acknowledge and agree that this Agreement has been negotiated in consideration of the agreement to limit certain of the Parties’ respective liabilities. Accordingly, to the fullest extent allowable by law and except as provided in Section 13, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, COSTS OF COVER, OR OTHER INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES OF ANY KIND OR NATURE ARISING

OUT OF OR RELATING TO THIS AGREEMENT OR CONNECTED WITH OR RESULTING FROM THE MANUFACTURE, SALE, DELIVERY, RESALE, REPAIR, REPLACEMENT, OR USE OF ANY PRODUCTS OR THE FURNISHING OF ANY SERVICE OR PART THEREOF, WHETHER SUCH LIABILITY IS BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, EVEN IF SUCH PARTY HAD BEEN WARNED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

14.3

Cumulative Damages. Except for Claims or damages relating to Benchmark’s warranty, indemnity and confidentiality obligations herein, in no event will Benchmark’s total cumulative liability to Customer for any other Claims arising out of or related to this Agreement exceed the greater of [***].

14.4

Limitations Essential. The Parties acknowledge that these limitations on potential remedies, damages and liabilities were an essential element in setting consideration under this Agreement and that, in the absence of such limitations, the economic terms of this Agreement would be substantially different.

15.

CONFIDENTIALITY. The Parties’ confidential communications shall be governed by the Nondisclosure Agreement entered into effective October 11, 2018 attached as Exhibit B and incorporated by reference herein. Notwithstanding its stated duration, the term of such Nondisclosure Agreement is extended to align with the term of this Agreement.

16.	INTELLECTUAL PROPERTY

16.1

Benchmark’s General Knowledge. Nothing contained in this Agreement shall prohibit Benchmark from using any of Benchmark’s general knowledge (including Benchmark’s Background IP) to provide similar services for others; provided, however, that in providing services to others Benchmark shall not use any Foreground IP, any of Customer’s Background IP, any of Customer’s Confidential Information or any of Customer’s tooling or equipment.

16.2

Collaboration Intellectual Property. Unless otherwise agreed to in a separate Design Services agreement by and between the Parties relating specifically to a Product or Products, the following provisions will apply;

(a) Customer will own any and all Foreground IP, and Benchmark shall and does hereby assign any right, title, or interest in such Foreground IP to Customer, or, to the extent required by applicable laws, will cause the same to be so assigned. Benchmark shall promptly identify and deliver to Customer any and all Foreground IP developed by or on behalf of Benchmark during the term of this Agreement and any applicable Purchase Order. Benchmark shall acknowledge and promptly deliver to Customer, at Customer’s expense, such written instruments and do such other acts as may be necessary in the reasonable opinion of Customer to obtain and maintain patents in the Foreground IP and to vest and perfect the entire right and title in Foreground IP in Customer.

(b) Benchmark hereby grants to Customer a nonexclusive, irrevocable, royalty free, fully paid, worldwide and perpetual license, with the right to sublicense, to Benchmark’s Background IP included in a Product or Products, (i) to use, sell, offer for sale, export, import, maintain, support, and repair Products; and (ii) to copy, translate, modify, distribute, make derivative works of (limited, however, to the scope of use of the Products as known to the Parties on the Effective Date or as mutually agreed between the Parties during the term of this Agreement), publicly perform, and publicly display, in whole or in part, any Benchmark Background IP constituting works of authorship necessary for the purpose of using, selling, offering to sell, manufacturing, repairing, supporting, exporting, importing, or remanufacturing, of Products, prototype Products, or pilot Products, and Benchmark hereby warrants waiver of all moral rights in any such Benchmark Background IP.

(c) Each Party retains all right, title and interest in and to any Background IP that such Party uses in the performance of its obligations under this Agreement. Except as expressly provided herein, nothing in this Agreement shall be construed as granting a Party any rights or interests in the other Party’s Background IP.

(d) Except as otherwise expressly provided herein, Benchmark will not sell or provide Products or any products or services using, embodying or including Customer Background IP or Foreground IP, to any person other than Customer and Customer’s Affiliates, without Customer’s prior written approval.

16.3

License. Customer hereby grants to Benchmark a nonexclusive, revocable, royalty-free, fully-paid license (without the right to sublicense) to Customer’s Background IP and Foreground IP for the sole purpose of fulfilling Benchmark’s obligations under this Agreement or any applicable Order or SOW, in each case exclusively for the benefit of Customer and no other party.

Except as may be required to perform warranty or other continuing obligations, upon the termination or expiration of this Agreement: (a) the licenses granted herein by Benchmark under Section 16.2(b)(ii) shall terminate; (b) the licenses granted herein by Customer shall terminate; (c) Benchmark shall deliver to Customer all materials possessed by It relating to Customer’s Background IP and Foreground IP; (d) Customer shall deliver to Benchmark all materials possessed by it relating to Benchmark Background IP; (e) Benchmark shall cease all further use of Customer’s Background IP and Foreground IP; and (f) Customer shall cease all further use of Benchmark’s Background IP provided that Customer shall not be obligated to cease use of Benchmark Background IP embodied in Products already delivered or sold to Customer. There are no other rights or licenses granted by Customer to Benchmark relating to Customer’s Technology or by Benchmark to Customer, except as specifically stated herein.

16.4

Trademarks. No proprietary or other rights with respect to the trademarks, trade names or brand names of either Party are conferred either expressly or by implication, upon the other Party. Benchmark shall affix such trademarks and/or trade names of Customer on Products manufactured by Benchmark for sale to Customer under this Agreement as set forth in the Specifications. All such trademarks and/or trade names to be so affixed are recognized by Benchmark to be the property of Customer and Benchmark shall not sell or otherwise distribute or dispose of Products bearing such trademarks and/or trade names to any third party.

16.5

Software Deliverables. No Product, software, code and/or firmware delivered to Customer in fulfilment of Benchmark’s obligations under this Agreement will, to the knowledge of Benchmark, contain any Intellectual Property licensed under a license agreement that requires that derivative works of such Intellectual Property be provided to the licensor or recipient of such derivative works with a right of use, redistribution or modification. Any software developed by Benchmark and delivered to Customer by Benchmark under this Agreement will be delivered: (a) free of viruses or other intentionally disabling code, and (b) free of “keys,” “time-bombs,” “time-locks,” and other similar devices that could interfere with the uninterrupted and unfettered use of such software as contemplated by Customer and agreed to by the Parties.

16.6

Manufacturing Process Data. Except for data customarily provided for quality control purposes (which Customer will keep confidential and use solely for such purposes), Benchmark shall not be required to deliver any data or documentation concerning its manufacturing processes, inasmuch as such data was developed at private expense, and not as an element of performance of any contract.

16.7

Infringement. Customer represents to its best knowledge as of the Effective Date, and warrants thereafter, that no Intellectual Property Infringement exists with regard to Customer’s Intellectual Property Rights.

17.	INSURANCE

17.1	Required Coverages. Each Party agrees to maintain during the term of this Agreement:

(a) Workers’ Compensation and Employers Liability Insurance as prescribed by state or country law with minimum limits of $5,000,000 per accident / $5,000,000 per disease / $5,000,000 policy limit;

(b) Comprehensive Automobile Liability - Bodily Injury/Property Damage Insurance covering all motor vehicles used In connection with this Agreement, with minimum limits of $1,000,000 combined single limit per occurrence;

(c) Commercial General Liability Insurance, including blanket contractual liability and broad form property damage, with minimum limits of $5,000,000 combined single limit per occurrence and an aggregate limit of at least $ 20,000,000 but in no event less than the amount otherwise carried by the contract holder. Coverage must be written on ISO occurrence form CG 00 01 12 04 (or an equivalent substitute form) or ISO claims-made form CG 00 02 12 04 (or an equivalent substitute form). The policy must include coverage for, but not limited to, Bodily Injury and Property Damage, Personal Injury and Advertising Injury, Fire legal liability, Products Liability (including with respect to the design of the Products and all components) and completed operations; and

17.2	Policy Requirements.

(a) All policy(s) and coverages must:

i) Be written in a form acceptable to Benchmark;

ii) Specify that all coverage provided by Customer is primary.

iii) Excluding coverage specified in Section 17.1(a), contain an additional insured endorsement in favor of and acceptable to Benchmark, which shall not be limited by Customer’s liability under any of its indemnity obligations under this Agreement;

iv) Require notice to Benchmark in writing at least thirty (30) days prior to any cancellation, non-renewal, substitution or material alteration of such policies; and

v) Be written by a reputable insurance company acceptable to Benchmark or with a current Best’s Guide Rating of A- and Class VII or better, and authorized to do business in the state(s) in which the service is to be provided.

(b) Prior to and as a condition precedent to Benchmark’s commencing Product manufacture, Customer shall furnish to Benchmark an acceptable certificate(s) of insurance from an authorized representative evidencing the required coverage(s), endorsements, and amendments. Customer shall deliver a copy of each additional insured endorsement within two (2) business days after request by Benchmark. Failure by Customer to provide evidence as required shall be deemed a material breach of this Agreement. Acceptance of a certificate that does not comply with this Section 16.7 shall not operate as a waiver of Customer’s obligations hereunder.

(c) If coverage(s) under Section 17.1(c) is written on a claims-made form, the policies shall provide, and Customer warrants, that: (i) any retroactive date applicable to coverage under the policy precedes the effective date of this Agreement; and (ii) continuous coverage will be maintained for a period of three (3) years beginning from the time this Agreement is no longer in effect or the policies extended discovery period, if any, will exercised for the maximum time of the policy.

17.3

Waiver of Right of Recovery. Customer waives Its right of recovery, and its Insurers also waive their right of subrogation, against Benchmark for loss of its owned or leased property or property under Customer’s care, custody or control. Allocated Loss Expense shall be in addition to all policy limits for coverages referenced above.

17.4

No Release. The fact that insurance (including, without limitation, self-insurance) is obtained by Customer shall not be deemed to release or diminish the liability of Customer including, without limitation, liability under the indemnity provisions of this Agreement. Damages recoverable by Benchmark shall not be limited by the amount of the required insurance coverage.

17.5	Policy Copies. In the event of a claim or lawsuit involving Benchmark arising out of this Agreement, Customer will make available any required policy covering such claim or lawsuit.

18.	COMPLIANCE WITH LAWS

18.1

General. With regard to each Party’s respective responsibilities under and performance of this Agreement, each Party shall, respectively, at all times comply with all applicable laws, statutes, ordinances, rules, regulations, orders, and other requirements, including such governmental requirements applicable to environmental protection (except as may otherwise be provided herein), health, safety, wages, hours, immigration, equal employment opportunity, non-discrimination, working conditions, import or export control, customs, and transportation (individually and collectively referred to as “Laws”). Each Party shall promptly notify the other Party in the event the other Party’s assistance is necessary to achieve compliance with any applicable Laws. Upon request, each Party shall provide the other Party with reasonable documentation demonstrating such compliance.

(a) Anti-Corruption /Anti-Bribery. In addition, the Parties shall:

i) comply with all applicable country laws relating to anticorruption or anti-bribery, including but not limited to legislation implementing the Organization for Economic Co-operation and Development “Convention on Combating Bribery of Foreign Public Officials in International Business Transactions,” or other anti-corruption/anti-bribery convention, the Foreign Corrupt Practices Act as amended (FCPA) (15 US.C. §§78dd-l, et. seq.), whether either Party is within the jurisdiction of the United States; and

ii) neither directly nor indirectly, pay, offer, give, or promise to or give, anything of value received from a Party to a non-U.S. public official or any person in violation of the FCPA and/or any applicable country laws relating to anti-corruption or anti-bribery.

(b) Nondiscrimination. Executive Orders 11246 and 13201 and 29 C.F.R. Part 470 and 41 C.F.R. Parts 60-1.4, 60-1.8, 60-250.5, 60-300.5 and 60-741.5, as amended, are incorporated, as applicable.

(c) Restricted Parties. The Parties hereby represent that neither party nor any parent, subsidiary or affiliate of a party is included on any of the restricted party lists maintained by the U.S. Government, including the Specially Designated Nationals List administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), Denied Parties List, Unverified List or Entity List maintained by the U.S. Commerce Department’s Bureau of Industry and Security (“BIS”), or the List of Statutorily Debarred Parties maintained by the U.S. State Department’s Directorate of Defense Trade Controls, or the consolidated list of asset freeze targets designated by the United Nations, European Union, and United Kingdom (collectively, “Restricted Party Lists”). Each party shall immediately notify the other party if a party, or any parent, subsidiary or affiliate of SELLER becomes listed on any Restricted Party List or if a party’s export privileges are otherwise denied, suspended or revoked in whole or in part by any U.S, or non-U.S. government entity or agency.

18.2	Import/Export.

(a) With regard to each Party’s respective obligations under and performance of this Agreement, each Party shall at all times comply with all export/import laws (including re-export), sanctions, regulations, orders, and authorizations (including the Export Administration Regulations (EAR), International Traffic in Arms Regulations (ITAR), and the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC)) that are applicable to the export or import of goods, software, technology, or technical data (“Items”) or services (collectively, “Export/import Laws”).

(b) The Party conducting the export or import shall obtain all export or Import authorizations which are required under the Export/import Laws for such Party to execute its obligations under this Agreement. Each Party shall reasonably cooperate and exercise reasonable efforts at its own expense to support the other Party in obtaining any necessary licenses or authorizations required to perform its obligations under this Agreement. Reasonable cooperation shall include providing reasonably necessary documentation, including import, end user and re-transfer certificates.

(c) The Party providing Items or services under this Agreement shall, upon request by the other Party, notify the other Party of the export classification (e g. the Export Control Classification Numbers or U.S, Munitions List (USML) category and subcategory) of such Items or services as well as the export classification of any components or parts thereof if the classification is different from the export classification of the Item or service at issue. The Parties acknowledge that this representation means that an official capable of binding the Party providing such Items or services knows or has otherwise determined the proper export classification. Each Party agrees to reasonably cooperate with the other in providing, upon request by the other Party, documentation or other information that supports or confirms this representation.

18.3	Product Content Regulation.

(a) Benchmark Responsibilities. Upon written request by Customer, Benchmark shall:

i) certify in writing that its Product manufacturing processes comply with applicable PCR;

ii) provide Customer with compliance information regarding applicable PCR for the consumable (MRO) materials which Benchmark adds to the Product and which are not typically listed on the BOM (for example, solder paste), and for open source Components, if any, for which Customer has delegated independent selection authority to Benchmark;

iii) provide Customer with SVHC compliance information on Products received through Passive Sourcing, as may be required of Benchmark under REACH Article 33;

iv) provide Customer with Product environmental documentation received from Component suppliers through Passive Sourcing; and

v) provide disclosures legally required regarding Conflict Minerals.

Except as expressly provided above, Benchmark has no responsibility or obligation to evaluate, document or demonstrate that any design, Specification(s), BOM, Components, Products, packaging or labeling satisfy any PCR which may be applicable to the Components and/or Product(s).

(b) Customer Responsibilities. Customer shall have the sole responsibility to evaluate and ensure that all Product design elements (Including any DFx, Specifications, BOM, Components, AVL and/or AML) meet the requirements of any applicable PCR, including whether all Components and materials incorporated into, and the packaging and labeling of, such Product(s) conform to any applicable PCR. Customer shall have the sole responsibility and expense for any Product’s required PCR compliance, including: (i) any REACH-required application and registration, and/or otherwise obtaining compliance for all Products, customer-directed processes and/or Components; and (ii) any WEEE-required funding or utilizing recycling mechanisms applicable to any Product and/or Component.

19.	MISCELLANEOUS

19.1	Freedom of Action. This Agreement is nonexclusive and either Party may design, develop, manufacture, acquire or market competitive products or services.

19.2

Independent Contractor. In the performance of this Agreement, Benchmark is acting as an independent contractor. Neither Benchmark nor Benchmark’s Affiliates, or their employees are the servants, agents, or employees of Customer. Customer shall have no direction, supervision, or control over Benchmark’s or Benchmark Affiliates’ employees. Neither Party has the right or ability to: (i) bind the other Party to any agreement with a third party; or (ii) incur any obligation or liability on behalf of the other Party without the other Party’s written consent.

19.3

Customs and Trade Partnership Against Terrorism (C-TPAT). If so requested by Customer, Benchmark shall work with Customer to adopt security practices consistent with guidelines established under the United States Government’s Customs and Trade Partnership Against Terrorism (C-TPAT) import program and, on request, will provide Customer with written confirmation from Benchmark of such compliance.

19.4

Assignment and Delegation. Neither Party shall assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. For purposes of this Section, “assign” and/or “delegate” shall include assignment by a Party to any corporation controlling, controlled by or under common control with its parent corporation, or to any successor to substantially all of the assets or the business of the Party, or through a merger, share acquisition, or otherwise. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation shall relieve the assigning or delegating party of any of its obligations hereunder unless the non-assigning or non-delegating Party enters into a novation with Benchmark releasing the assigning or delegating Party of its obligation under the Agreement.

19.5

Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns. Whether a Party may assign its rights or delegate its performance under this Agreement is addressed in Section 19.3.

19.6

Force Majeure. Neither Party shall be liable for its failure to perform hereunder due to any occurrence beyond its reasonable control, including acts of God; fires; floods; wars; acts of terrorism; sabotage; accidents; labor disputes or shortages; governmental laws, ordinances, rules, and regulations, whether valid or invalid (including, but not limited to, priorities, requisitions, allocations, and price adjustment restrictions); inability to obtain material, equipment, or transportation; and any other occurrence; provided, however, that obligations for payment under this Agreement shall not be relieved or suspended by any event of force majeure. The Party whose performance is prevented by any such occurrence shall notify the other Party thereof in writing as soon as is reasonably possible after the commencement of such occurrence and shall promptly give written notice to the other Party of the cessation of such occurrence. The Party affected by such occurrence shall use reasonable commercial efforts to remedy or remove such event of force majeure as expeditiously as possible.

19.7

Audit. Upon reasonable prior notice to Benchmark, Customer shall have the right, exercisable no more than two (2) times per year, to audit Benchmark’s facilities and any documentation relating to this Agreement and the performance of this Agreement. Notwithstanding any language or provision to the contrary, in no event shall Benchmark be required to disclose confidential information unrelated to the Products, proprietary pricing or sourcing information, or non-public financial books and records.

19.8

Waiver. No waiver of any term or provision of this Agreement will be valid unless such waiver is in writing signed by an authorized representative of the Party (which for Benchmark shall be an officer of the company) against whom enforcement of the waiver is sought. The waiver of any rights or obligations of a Party, or the waiver of a breach or potential breach of any provision of this Agreement will not constitute a waiver of any other rights or obligations, or of a breach of any other provisions, nor will it be deemed to be a general waiver of such provision by the waiving Party or to sanction any subsequent breach thereof by the other Party.

19.9

Severability. If any provision of this Agreement is held invalid by any law, rule, order, or regulation of any government or by the final determination of any court of competent jurisdiction, such invalidity shall not affect the enforceability of any other provisions and such provisions shall be interpreted so as to best accomplish the objectives of such invalid provision within the limits of applicable law or applicable court decisions.

19.10

Survival. Sections of this Agreement relating to limitation of liability, warranties, confidentiality, exclusivity, notices, disputes and governing law, and such other clauses which by their nature govern rights and obligations of the Parties after the expiration or termination of this Agreement shall survive such expiration or termination.

19.11

Language. The Agreement has been drawn up in the English language and only this language version shall be authentic. Any translation of the Agreement into a language other than English shall be for information purposes only. All notices, correspondence, communication and documentation to be issued, exchanged or delivered to either Party in connection with the performance of the Agreement shall be in English.

19.12

No Third-Party Beneficiaries. This Agreement is intended for the sole and exclusive benefit of the Parties and is not intended to confer any enforceable rights, remedies or benefits upon any third party. A person who is not a Party to this Agreement may not enforce any of its terms.

19.13

No Solicitation. The following restriction shall not apply to non-solicited, non-recruited responses to general advertisements for employment. During the term of this Agreement and for one (1) year after termination or expiration, neither Party shall, directly or indirectly, solicit or recruit for employment, cause to be solicited for employment, or attempt to solicit or recruit for employment, persons employed by the other Party at the relevant time, except with the other Party’s prior written consent. As to employees who left the employ of a Party prior to termination of this Agreement, the other Party shall not, directly or indirectly, employ or otherwise contract such former employee of a Party until one (1) year after the former employee’s termination or separation from that Party, except with that Party’s prior written consent.

19.14

Notices. All notices relating to this Agreement shall be in writing and shall be deemed given: (i) in the case of mail, on the date deposited in the mail, postage prepaid, either registered or certified, with return receipt requested (or its equivalent); (ii) in the case of personal delivery to an authorized representative or officer of the Party, or in the case of express courier service or overnight delivery service of national standing, on the date of delivery or attempted delivery (if receipt is refused); or (iii) in the case of facsimile, twenty-four (24) hours after it has been sent provided that a duplicate copy of such notice is also promptly sent pursuant to delivery methods (i) or (ii) above. Notices shall be addressed to the Parties asset forth below, but each Party may change its address by giving ten (10) days’ prior written notice thereof to the other Party:

If to Customer:	with a copy to:

Starry, Inc. 38 Chauncy Street Suite 200 Boston, MA 02111 USA Attn: Head of Supply Chain	Starry, Inc. 38 Chauncy Street Suite 200 Boston, MA 02111 USA Attn: General Counsel

If to Benchmark:	with a copy to:

Benchmark Electronics, Inc. 56 South Rockford Drive Tempe, Arizona 85281 Attn: EVP of Global Operations Phone: (623) 300-7000 Fax: (623) 300-7099	Benchmark Electronics, Inc. 56 South Rockford Drive Tempe, Arizona 85281 Attn: Legal Department Phone: (623) 300-7026 Fax: (623) 300-7099

19.15	Dispute Resolution / Governing Law.

(a) The Parties shall first seek to settle through good faith negotiations any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (“Dispute”).

(b) The construction, interpretation and performance hereof and all Disputes concerning this Agreement will be governed by the laws of the State of New York, U.S.A. without regard to or application of its principles or laws regarding conflicts of laws. The Parties specifically exclude from application to this Agreement the United Nations Convention on Contracts for the International Sale of Goods (CISG; the Vienna Convention). The sole and exclusive forum for litigation permitted under this Agreement will be the State of Arizona courts, or the United States District Court for the District of Arizona, U.S.A., that are situated within the geographic bounds of Maricopa County, Arizona (the “Courts”). Each Party irrevocably submits to the jurisdiction of the Courts for the litigation of Disputes, and irrevocably waives and agrees not to assert any claim or defense that the Party is not subject to the jurisdiction of the Courts, or that the Courts are an inconvenient forum or an improper venue. Each Party shall bear their own attorneys’ fees and costs expended in connection with the resolution of any Disputes.

19.16

Integration and Modification. This Agreement, including all exhibits, attachments, appendices, and documents incorporated into or referenced herein, including exhibits, attachments, appendices, and documents that are subsequently updated by Benchmark and accepted by Customer in writing, and the terms and conditions in each accepted Order (excluding any preprinted terms and conditions) and SOW(s), constitute the complete agreement between the Parties and supersede all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement. Except as provided by the previous sentence, this Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party, and no other act, document, usage, or custom shall be deemed or permitted to amend or modify this Agreement.

19.17

Counterparts. This Agreement may be executed in multiple counterparts, each of which so executed shall be considered an original and all of which taken together constitute only one agreement. Once signed, any accurate reproduction of this Agreement made by reliable means (for example, electronic image, photocopy, or facsimile) shall be considered an original.

19.18

Electronic Signatures. If the Parties conclude this Agreement by electronic signature, then each party agrees that the electronic signatures, whether digital or encrypted, of the Parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a Party with the intent to sign such record.

20.

BUSINESS ETHICS AND COMPLIANCE. Benchmark is committed to industry best practices in business ethics, worker safety and fairness, environmental responsibility, integrity and efficiency, and requires the same of all of its business partners. Customer acknowledges and agrees with the Declaration on Business Ethics and Compliance attached hereto as Exhibit C, and upon request shall complete and sign the Exhibit as a condition of entering into or remaining in a business relationship with Benchmark. In the event that Customer has cause to believe that Benchmark or any employee or agent of Benchmark has acted improperly or unethically under this Agreement, Customer may report such conduct to Benchmark’s Ethics and Compliance HelpLine at the toll free number for each country listed below or online at www.bench.ethicspoint.com.

Malaysia	1-800-81-8886
Mexico	001-844-360-8462
Netherlands	08004080001
People’s Republic of China	4008423482
Republic of Singapore	800-110-2302
Romania	800400991
Thailand	1800-011-770
USA	1-844-689-1742

Both Parties declare that none of its officers are government officials, police officers or civil servants.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed effective as of the Effective Date, by their duly authorized officers.

Benchmark Electronics, Inc.		Starry, Inc.

By: /s/ Mike Buseman___________________		By: /s/ William J. Lundregan
Mike Buseman		William J. Lundregan
Printed Name		Printed Name
EVP-Global Operations	03/11/2020	Senior VP 03/13/2020
Title	Date	Title Date

Benchmark Electronics (Thailand) PCL

By: /s/ Mike Buseman___________________
Mike Buseman
Printed Name
EVP-Global Operations 03/11/2020
Title Date

List of Exhibits/Attachments:

•	Exhibit A - Statement of Work

•	Exhibit B - Nondisclosure Agreement

•	Exhibit C - Declaration on Business Ethics and Compliance

•	Exhibit D - Engineering Services Agreement Template

•	Exhibit E - Cost Structure